Exhibit 99.1

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

Sociedad de Servicios Técnicos Geológicos Geotec Boyles Bros S.A.

We have audited the accompanying statements of income, stockholders’ equity and cash flows of Sociedad de Servicios Técnicos Geológicos Geotec Boyles Bros S.A. (the “Company”) for the year ended December 31, 2012, and the related notes to the statements of income, stockholders’ equity and cash flows.

Management’s Responsibility for the Statements of Income, Stockholders’ Equity and Cash Flows

Management is responsible for the preparation and fair presentation of these statements of income, stockholders’ equity and cash flows in accordance with accounting principles generally accepted in the United States of America; this responsibility includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of statements of income, stockholders’ equity and cash flows that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these statements of income, stockholders’ equity and cash flows based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of income, stockholders’ equity and cash flows are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the statements of income, stockholders’ equity and cash flows. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the statements of income, stockholders’ equity and cash flows, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the statements of income, stockholders’ equity and cash flows in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes assessing the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by the Company’s management, as well as evaluating the overall presentation of the statements of income, stockholders’ equity and cash flows.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the statements of income, stockholders’ equity and cash flows present fairly, in all material respects, the results of the Company’s operations and its cash flows for the year ended December 31, 2012, in accordance with accounting principles generally accepted in the United States of America.

/s/ DELOITTE AUDITORES Y CONSULTORES LIMITADA

March 28, 2013

Santiago, Chile

SOCIEDAD DE SERVICIOS TECNICOS GEOLOGICOS GEOTEC BOYLES BROS S.A.
BALANCE SHEETS AS OF DECEMBER 31, 2014 AND 2013
(The 2014 and 2013 financial statements are unaudited)
	Notes	2014	2013
ASSETS		ThUS$	ThUS$
		(Unaudited)	Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	4	7,531	8,308
Accounts receivable	3	14,082	17,741
Accounts receivable from related companies	8	113	450
Inventories, net	3	12,664	15,107
Income taxes receivable	3	3,288	4,213
Deferred income taxes, net	11	334	802
Other current assets		307	406
Total current assets		38,319	47,027
PROPERTY, PLANT AND EQUIPMENT:
Buildings		1.383	1.383
Machinery and equipment		64,211	55,907
Vehicles		22,259	23,381
Machinery and vehicles under capital leases		753	5,556
Other		1,575	503

Total property, plant and equipment - gross		90,181	86,730
Less - accumulated depreciation		(63,537)	(60,210)
Net property, plant and equipment		26,644	26,520
OTHER ASSETS:
Account receivables from related companies	8	-	113
Investment in affiliate	7	105	131
Trade receivables	3	93	619
Total other assets		198	863
TOTAL ASSETS		65,161	74,410

The accompanying notes are an integral part of these financial statements

	Notes	2014	2013
LIABILITIES AND STOCKHOLDERS' EQUITY		ThUS$	ThUS$
		(Unaudited)	(Unaudited)
CURRENT LIABILITIES:
Current maturities of long-term debt	9	113	450
Current maturities of capital leases	10	240	1.238
Accounts payable	3	4,400	5,196
Accounts payable to related companies	8	944	817
Withholdings and accrued expenses	3	3,455	5,315
Unearned income	3	160	738
Other current liabilities	3	379	1,055
Total current liabilities		9,691	14,809
LONG-TERM LIABILITIES:
Long-term debt	9	-	113
Capital leases	10	180	87
Accrued expenses	3	4,202	4,115
Deferred income taxes, net	11	4,118	3,117
Total long-term liabilities		8,500	7,432
STOCKHOLDERS' EQUITY:
Common stock		310	310
Retained earnings		46,660	51,859
Total stockholders' equity		46,970	52,169
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY		65,161	74,410

SOCIEDAD DE SERVICIOS TECNICOS GEOLOGICOS GEOTEC BOYLES BROS S.A.
STATEMENTS OF INCOME AND LOSS
FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012
(The 2014 and 2013 financial statements are unaudited)
	Notes	2014	2013	2012
		ThUS$	ThUS$	ThUS$
		(Unaudited)	(Unaudited)
REVENUES		89,685	115,213	212,619
COST OF REVENUES		(85,581)	(118,066)	(192,963)
GROSS PROFIT		4,104	(2,853)	19,656
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES		(5,033	(5,229)	(10,801)
OPERATING (LOSS) INCOME		(929)	(8,082)	8,855
OTHER INCOME (EXPENSE):
Equity in net earnings (losses) of affiliate	7	(27)	(90)	48
Financial income (expense)		89	(183)	(499)
Other income		437	388	-
Foreign exchange (losses) gains, net		(2,440)	(2,744)	1,520
Other (expense) income - net		(1,941)	(2,629)	1,069
(Loss) income before income taxes		(2,870)	(10,711)	9,924
Income tax (expense) benefit	11	(830)	1.706	(2.126)
Net (loss) income		(3,700)	(9,005)	7,798

The accompanying notes are an integral part of these financial statements

SOCIEDAD DE SERVICIOS TECNICOS GEOLOGICOS GEOTEC BOYLES BROS S.A.
STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012
(The 2014 and 2013 financial statements are unaudited)
	Common	Common	Retained	Total
	Shares	stock	earnings	equity
		ThUS$	ThUS$	ThUS$
Balance as of January 1, 2012	3,600,000	310	64,066	64,376
Dividends distribution		-	(5,500)	(5,500)
Comprehensive income:
Net income for the year 2012		-	7,798	7,798
Balance as of January 1, 2013	3,600,000	310	66,364	66,674
Dividends distribution (Unaudited)		-	(5,500)	(5,500)
Comprehensive income:
Net loss for the year 2013 (Unaudited)		-	(9,005)	(9,005)
Balance as of January 1, 2014 (Unaudited)	3,600,000	310	51,860	52,170
Dividends distribution (Unaudited)		-	(1,500)	(1,500)
Comprehensive income:
Net loss for the year 2014 (Unaudited)		-	(3,700)	(3,700)
Balance as of December 31, 2014 (Unaudited)		310	46,660	46,970

The accompanying notes are an integral part of these financial statements

SOCIEDAD DE SERVICIOS TECNICOS GEOLOGICOS GEOTEC BOYLES BROS S.A.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012
(The 2014 and 2013 financial statements are unaudited)
	2014	2013	2012
	ThUS$	ThUS$	ThUS$
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Collection of trade account receivables	106,945	152,601	274,344
Other income received	2,872	988	815
Payments to suppliers and personnel	(91,830)	(137,921)	(218,088)
Payment of interest	(87)	(183)	(499)
VAT and similar items paid	(9,999)	(10,636)	(26,044)
Total net cash flows provided by operating activities	7,901	4,849	30,528
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of leasing	(1,056)	(2,351)	(3,004)
Loans and short-term borrowings	2,724	926	30,499)
Dividend payments	(1,500)	(5,500)	(5,500)
Repayments of loans and short-term borrowings	(3,174)	(1,141)	(33,760)
Total net cash flow used in financing activities	(3,006)	(8,066)	(11,765)
CASH FLOWS FROM INVESTMENT ACTIVITIES:
Sales of fixed assets	821	387	1,889
Loan to related parties	-	(900)	-
Repayments of loans from related parties	450	338	1,847
Purchases of fixed assets	(5,904)	(3,887)	(11,242)
Total net cash flow used in investment activities	(4,633)	(4,062)	(7,506)
Effects of exchange rate changes on cash and cash equivalents	(1,039)	-	-
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(777)	(7,279)	11,257
CASH AND CASH EQUIVALENTS AT BEGINING OF YEAR	8,308	15,587	4,330
CASH AND CASH EQUIVALENTS AT THE END OF YEAR	7,531	8,308	15,587

The accompanying notes are an integral part of these financial statements

SOCIEDAD DE SERVICIOS TECNICOS GEOLOGICOS GEOTEC BOYLES BROS S.A.
STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012
(The 2014 and 2013 financial statements are unaudited)
	2014	2013	2012
	ThUS$	ThUS$	ThUS$
RECONCILIATION BETWEEN NET CASH FLOWS PROVIDED BY	(Unaudited)	(Unaudited)
OPERATING ACTIVITIES AND NET (LOSS) INCOME FOR THE YEAR:
Net (loss) income	(3,700)	(9,005)	7,798
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,014	7,060	13,673
Net foreign exchange differences	2,440	2,744	(1,520)
Equity share in net loss (income) of related company	27	90	(48)
Allowance for inventory obsolescence	450	(287)	122
Deferred income taxes	1,470	1,112	627
Others	(632)	(294)	-
Changes in operating assets decreases (increases):
Trade account receivables	1,878	9,482	24,812
Inventories	1,993	2,659	1,516
Other assets	41	157	552
Due from related companies	-	7	491
Changes in operating liabilities increases (decreases):
Accounts payable	(163)	(166)	(12,188)
Other accounts payable	(2,096)	(6,226)	1,966
Unearned revenues	(559)	(1,350)	(804)
Income taxes	738	(1,134)	(6,469)
NET CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	7,901	4,849	30,528

The accompanying notes are an integral part of these financial statements

OCIEDAD DE SERVICIOS TECNICOS GEOLOGICOS

GEOTEC BOYLES BROS S.A.

NOTES TO FINANCIAL STATEMENTS

(The 2014 and 2013 financial statements are unaudited)

Note 1. Description of business

The Company provides mining exploration services principally in the area of drilling and maintenance and recovery of water wells.

Note 2. Summary of significant accounting policies

Basis of Presentation - The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Foreign Currency Transactions and Translation - The currency of the country in which the Company is incorporated is the Chilean pesos. Management determined the U.S. dollar as the Company’s functional currency in accordance with the Accounting Standards Codification Topic 830, Foreign Currency Matters as that is the currency of the primary economic environment in which the entity operates. The Company’s presentation currency is also U.S. dollars.

Transactions in currencies other than the functional currency are recognized at the exchange rates prevailing at the dates of the transactions. At the end of each reporting period, the Company remeasures into U.S. dollars monetary assets and liabilities at year-end exchange rates while nonmonetary that are measured in terms of historical cost are not remeasured.

Gains or losses from changes in exchange rates are recognized in income in the year of occurrence. Foreign exchange (losses) gains for 2014, 2013 and 2012 amounted to ThUS$(2,440), ThUS$(2,744) and ThUS$1,520, respectively.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Significant estimates include the estimate of unbilled revenues, deferred income tax assets and liabilities, the estimate of inventory obsolescence, the estimate for the management compensation plan and the estimated useful lives of fixed assets.

Inventories - Inventories are valued at the lower of cost or market (net realizable value). Cost is determined by the weighted average method. Provisions are recorded for inventory considered to be in excess of net realizable value or obsolete.  The amount of the estimate of obsolescence as of December 31, 2014 and 2013 was ThUS$766 and ThUS$316, respectively. No amounts were recorded during 2014, 2013 or 2012 for inventory in excess of net realizable value.

Property, plant and equipment - Property, plant and equipment are recorded at acquisition cost, net of accumulated depreciation. Routine maintenance costs are expensed as incurred.  Assets acquired under capital leases are recorded as acquisitions of property, plant and equipment, in an amount equivalent to the lower of (1), present value of the minimum lease payments, plus the present value of the purchase option and (2) market value.  The assets will be legally owned by the company only when it exercises the purchase option.

The Company depreciates machinery and equipment using the hours of service method. The total hours of service for each piece of drilling equipment will be equivalent to normal operation of the equipment according to specifications of the manufacturers, with the purpose of giving due consideration to the fact that the equipment works as a general rule continuously in the operations. The amount of depreciation for each period will be calculated using the monthly hours of the equipment that is assigned to a project (job) by contract.

For all other fixed assets, depreciation is provided using the straight-line method over the estimated useful lives of the assets.

As of December 31, 2014, accumulated depreciation for assets owned and for leased assets amounted ThU$63,443 and ThU$94, respectively (ThU$59,361 and ThU$849 as of December 31, 2013, respectively). Depreciation expense for assets owned was ThUS$5,944, ThUS$6,727 and ThUS$12,958 in 2014, 2013 and 2012, respectively.  Depreciation expense for leased assets was ThUS$70, ThUS$333 and ThUS$715 in 2014, 2013 and 2012, respectively.  The useful lives used for the items within each property classification are as follows:

December 31,
	2014	2013
	(Unaudited)	(Unaudited)
Buildings	20 years	20 years
Camps	1 year	1 year
Drilling machinery and equipment	17,280-60,480 hours	17,280-60,480 hours
Machinery and equipment	1 to 5 years	1 to 5 years
Vehicles	1 to 5 years	1 to 5 years
Drilling machinery and equipment in leasing	17,280-60,480 hours	17,280-60,480 hours
Vehicles and other equipment in leasing	1 to 5 years	1 to 5 years

Impairment of Long-Lived Assets - Long-lived assets, such as property, plant and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset.  If the carrying amount of an asset exceeds its estimated future cash flows, then an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. No impairments of long-lived assets were recorded during 2014, 2013 or 2012.

Revenue recognition- Revenues from contracts for the Company’s mineral exploration drilling services are billable based on the quantity of drilling performed. Thus, revenues for these drilling contracts are recognized on the basis of actual footage or meterage drilled, using the rates stipulated in the respective contracts. Revenues from contracts for maintenance and recovery of water wells are recognized upon rendering of such services.

Comprehensive income – For all periods presented comprehensive income was equal to net income.

Allowance for doubtful accounts receivables - The Company estimates the allowance based on an individual analysis of customer credit worthiness and payment capacity.  The Company has determined that no allowance for doubtful accounts receivables was required as of December 31, 2014 and 2013.

Cash and cash equivalents - The Company considers investments with an original maturity of three months or less when purchased to be cash equivalents.  As of December 31, 2014 and 2013, cash and equivalents include cash on hand and in banks, and marketable securities. Cash equivalents are stated at fair value.

Accrued expenses - Vacation cost and compensation plan for executives accruals are accrued as an expense in the year in which earned.

Income taxes - Income taxes are provided using the asset-and-liability method, in which deferred taxes are recognized for the tax consequences of temporary differences between the financial statements carrying amounts and tax basis of existing assets and liabilities.  Deferred tax assets are reviewed for recoverability and valuation allowances are provided as necessary. Provisions for income taxes are made in accordance with Chilean tax regulations.

The Company’s estimate of uncertainty in income taxes is based on the framework established in the accounting for income taxes guidance. This guidance addresses the determination of how tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. For tax positions that meet this recognition threshold, the Company applies judgment, taking into account applicable tax laws and experience in managing tax audits and relevant GAAP, to determine the amount of tax benefits to recognize in the financial statements. For each position, the difference between the benefit realized on our tax return and the benefit reflected in the financial statements is recorded as a liability in the balance sheet. This liability is updated at each financial statement date to reflect the impacts of audit settlements and other resolution of audit issues, expiration of statutes of limitation, developments in tax law and ongoing discussions with taxing authorities. As of December 31, 2014 and 2013 there are no uncertain tax positions that should be recorded in the financial statements.

The Company classifies interest and penalties related to income taxes as a component of income tax expense. The Company has not recorded any amounts of interest or penalties during 2014, 2013 or 2012.

Investment in affiliated companies - Investments in affiliates (20% to 50% owned) in which the Company has the ability to exercise significant influence over operating and financial policies are accounted for by the equity method.

Fair Value of Financial Instruments - The carrying amounts of financial instruments, including cash, trade and notes  receivables, accounts and notes payable and accrued expenses approximate fair value as of December 31, 2014 and 2013, because of the relatively short maturity of those instruments. See Note 6 and 9 for disclosures regarding the fair value of cash equivalents and debt of the Company, respectively.

Newly adopted and recently issued accounting pronouncements – During the current year, there were no newly adopted accounting pronouncements which had a material impact on the Company’s financial statements and disclosures.

The following accounting pronouncements have been issued and are not yet effective however could materially impact the Company’s financial statements and disclosures:

Revenue Recognition Standard - In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers, which amends existing revenue recognition guidance.  The accounting standards update will be effective on January 1, 2017.  The Company is currently evaluating the impact the guidance will have on its financial statements and related disclosures.

Reclassifications – During the current year, the Company made certain reclassifications between the components of property, plant and equipment which affected the amounts previously presented as of December 31, 2013. These reclassifications included ThUS$22,413 from the previous category Machinery and vehicles acquired under capital leases to the categories Machinery and equipment. In the current year, the category was changed from Machinery and vehicles acquired through capital leases to Machinery and vehicles under capital leases.

Note 3. Composition of Certain Financial Statements Captions

	December 31,
	2014	2013
	ThUS$	ThUS$
Accounts receivable	(Unaudited)	(Unaudited)
Accounts receivable	14.082	17.741
Less allowance for doubtful accounts (3)	-	-
	14.082	17.741
Inventories, net
Bits and diamonds	1.054	803
Bars and casings	3.776	4.886
Spare parts and other	8.600	9.734
Less inventory obsolescence (3)	(766)	(316)
	12.664	15.107
Income tax receivable
Monthly provisional tax payments	541	1.132
Income tax receivable	2.558	2.818
Other	189	263
	3.288	4.213
Accounts receivable - long term portion
Accounts receivable	93	619
Less allowance for doubtful accounts (3)	-	-
	93	619
Accounts payable
Foreign suppliers	31	2
Domestic suppliers	4.369	5.194
	4.400	5.196
Withholdings and Accrued expenses
Vacation benefits	2.165	2.525
Withholdings	247	1.362
Other	1.043	1.428
	3.455	5.315
Accrued expenses
Plan for executives (1)	4.202	4.115
	4.202	4.115
Unearned income - current portion
Advances from customers (2)	160	738
	160	738
Other current liabilities
Accrued payroll	370	600
Sundry Creditors	9	230
Other current liabilities	-	225
	379	1.055
(1)

During May 2011, the Company established a compensation plan for executives, with the purpose of retaining those executives considered key to business and company’s development. The compensation plan is to provide economic benefits to these executives, who must meet certain requirements in order to be eligible to receive these benefits, such as to remain in the company for certain period of time, in the event of voluntary resignation. In case of dismissal or death, the benefit will become effective immediately. As of December 31, 2014 and 2013, the amount of this provision was ThUS$4,202 and ThUS$4,115, respectively.

(2)	The following table reflects the detail of unearned income as of December 31, 2014 and 2013:

	December 31,
	2014		2013
	Short term	Long term	Short term	Long term
	ThUS$	ThUS$	ThUS$	ThUS$
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Minera Escondida (i)	-	-	658	-
Minera Escondida (ii)	69	-	80	-
Minera Escondida (iii)	91	-	-	-
Totals	160	-	738	-
(i)

Relates to advance payments received from Minera Escondida for drilling integral services, which will be recognized over 68 monthly installments in accordance to actual footage or meterage drilled. As of December 31, 2014 and 2013 the outstanding balance was ThUS$0 and ThUS$658, espectively. For this transaction the Company has issued letters of guarantee (see Note 13).

(ii)	Relates to advance payments received from Minera Escondida for drilling services to be provided.
(iii)

Relates to an advance payments received from Minera Escondida for a total amount of ThUS$91 for the acquisition of a Rod Handler system for a Schramm drilling system. The equipment is expected to be purchased in 2015.

(3)	The following table reflects the changes in the allowance for doubtful accounts receivables and inventory obsolescence:

	Beginning	Charged to	Written-off /	Ending
	balance	(Income) / expense	Consumed	balance
in thousands of U.S. dollars - ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
2014 (unaudited)
Allowance for doubtful accounts receivables	-	-	-	-
Allowance for inventory obsolescence	316	450	-	766
2013 (unaudited)
Allowance for doubtful accounts receivables	-	-	-	-
Allowance for inventory obsolescence	603	(287)	-	316
2012
Allowance for doubtful accounts receivables	-	-	-	-
Allowance for inventory obsolescence	533	122	(52)	603

Note 4. Cash and Cash Equivalents

The detail of cash and cash equivalents is as follows as of December 31:

	2014	2013
	ThUS$	ThUS$
	(Unaudited)	(Unaudited)
Cash in banks	2.546	2.423
Marketable securities (1)	4.985	5.885
Total	7.531	8.308
(1)	The marketable securities correspond to investments in mutual funds. The following table reflects the detail of these mutual funds as of December 31:

Financial	Fund	Currency	2014	2013
Institution			ThUS$	ThUS$
			(Unaudited)	(Unaudited)
Banchile Inversiones	Cash	Ch$	1.650	3.478
Banchile Inversiones	Liquidez Full	Ch$	-	2.407
Santander Fondos Mutuos	Money market ejecutiva	Ch$	834	-
Santander Fondos Mutuos	Money market dólar	US$	2.501	-
			4.985	5.885

Note 5. Supplemental Cash Flow Information

Supplemental cash flow information is summarized as follows:

	For the Year Ended		For the Year Ended		For the Year Ended
	December 31, 2014		December 31, 2013		December 31, 2012
in thousands of U.S. dollars - ThUS$	ThUS$		ThUS$		ThUS$
	(Unaudited)		(Unaudited)
Income taxes paid	578		1.444		3.772
Non-cash items	425	(1)	519	(2)	-

(1) Fixed assets acquired under capital leases. See Note 10.

(2) Fixed assets assumed from lease obligations. See Note 8.

Note 6. Fair Value Measurements

The Company’s estimates of fair value for financial assets and liabilities are based on the framework established in the fair value accounting guidance. The framework in based on the inputs used in the valuation, gives the highest priority to quoted prices in active markets and requires that observable inputs be used in the valuations when available. The three levels of inputs used to measure fair value are listed below:

Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than those included in Level 1, such as quoted market prices for similar assets and liabilities in active markets or quoted prices for identical assets in inactive markets.

Level 3 – Unobservable inputs reflecting our own assumptions and best estimate of what inputs market participants would use in pricing an asset or liability.

The Company’s assessment of the significance of a particular input to the fair value in its entirety requires judgment and considers factors specific to the asset or liability. The Company’s financial instruments held at fair value are presented below:

Financial assets at	Carrying	December 31, 2014
fair value	value	Level 1	Level 2	Level 3
	ThUS$	ThUS$	ThUS$	ThUS$
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Mutual funds	4.985	4.985	-	-
Total	4.985	4.985	-	-

Financial assets at	Carrying	December 31, 2013
fair value	value	Level 1	Level 2	Level 3
	ThUS$	ThUS$	ThUS$	ThUS$
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Mutual funds	5.885	5.885	-	-
Total	5.885	5.885	-	-

Mutual funds invest in highly liquid instruments and are valued using unadjusted prices for identical assets in active markets and are therefore classified as Level 1 financial instruments, Mutual funds are classified as cash equivalents in the balance sheet.

Note 7. Investment in Affiliates

The Company holds jointly controlled interest of 50% in Centro Internacional de Formación S.A. and Geoestrella S.A., which is accounted for under the equity method.

Summarized financial information of the affiliates as of December 31, 2014, 2013 and 2012, and for the years then ended, are as follows:

December 31, 2014	Non-current	Current	Non-current	Current		Net	Reteined
Company	assets	assets	liabilities	liabilities	Equity	(loss)	Earnings
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Centro Internacional de Formación S.A.	-	105	-	8	97	(38)	97
Geoestrella S.A.	-	113	-	-	113	(15)	113

December 31, 2013	Non-current	Current	Non-current	Current		Net	Reteined
Company	assets	assets	liabilities	liabilities	Equity	(loss)	Earnings
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Centro Internacional de Formación S.A.	-	155	-	21	134	(150)	265
Geoestrella S.A.	-	128	-	-	128	(30)	128

December 31, 2012	Non-current	Current	Non-current	Current		Net	Reteined
Company	assets	assets	liabilities	liabilities	Equity	income	Earnings
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Centro Internacional de Formación S.A.	-	311	-	27	284	91	174
Geoestrella S.A.	-	158	-	-	158	10	158

Note 8. Related party transactions

The Company is affiliated with a number of companies through common ownership.  The balances of related party receivables and payables at year end and transactions during the year are as follows:

	Accounts receivable / payables				Transactions
	Short	Long	Short	Long	Sales and other revenues			Purchases and other costs
	term	term	term	term
	2014		2013		2014	2013	2012	2014	2013	2012
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Due from related companies:
MDF S.A.	-	-	-	-	33	72	141	-	-	-
Geotec Perú S.A.	-	-	-	-	28	-	42	-	-	-
Boytec Sondajes de México S.A.	113	-	450	113	289	67	2.534	-	-	-
Sondajes Colombia S.A.	-	-	-	-	1	88	931	-	-	-
Geo Estrella S.A	-	-	-	-	-	-	3	-	-	-
Christensen Chile S.A.	-	-	-	-	228	668	1.105	-	-	-
Christensen Comercial S.A.	-	-	-	-	3	-	-	-	-	-
Cs. Geocontroladores S.A.	-	-	-	-	26	13	-	-	-	-
Soudal	-	-	-	-	2	-	-	-	-	-
Technosteel	-	-	-	-	3	27	11	-	-	-
Terratec	-	-	-	-	-	245	270	-	-	-
Geotec S A	-	-	-	-	-	-	21	-	-	-
Datawell	-	-	-	-	124	13	125	-	-	-
CSI	-	-	-	-	-	2	-	-	-	-
Centro Internacional de Formación S.A.	-	-	-	-	-	5	-	-	-	-
Totals	113	-	450	113
Due to related companies:
Inmobiliaria Plantel Industrial Ltda.	-	-	-	-	-	-	-	850	1.1	1.3
MDF S.A.	271	-	95	-	-	-	-	2.868	3.748	8.506
Geotec Perú S.A.	-	-	-	-	-	-	-	12	-	-
Sondajes Colombia S.A.	-	-	-	-	-	-	-	159	-	-
Geotec S.A	-	-	-	-	-	-	-	117	-	-
Geo Estrella S.A	-	-	-	-	-	-	-	-	-	24
Christensen Chile S.A.	492		721		-	-	-	4.528	5.862	13.518
Christensen Comercial S.A.	-	-	1	-	-	-	-	13	9	20
Cs. Geocontroladores S.A.	-	-	-	-	-	-	-	384	943	1.168
Soudal	-	-	-	-	-	-	-	1	1	-
Imatec	-	-	-	-	-	-	-	107	108	125
Gesanet	-	-	-	-	-	-	-	299	105	90
Technosteel	14	-	-	-	-	-	-	109	16	27
Terratec	-	-	-	-	-	-	-	-	4.472	7.682
Datawell	157	-	-	-	-	-	-	910	1.214	4.564
CSI	-	-	-	-	-	-	-	-	-	112
Centro Internacional de Formación S.A.	10	-	-	-	-	-	-	88	43	161
Totals	944	-	817	-

There do not exist and guarantees, given or received for the transactions with related parties. No provision for allowance for doubtful accounts has been determined to be necessary for the accounts receivable with such related parties. All transactions with related parties have been carried out under market terms and conditions.

The following includes a description of the nature of the principal transactions and accounts receivable and payable with related parties:

Inmobiliaria Plantel Industrial Ltda.: In August of 2002, the Company leased an industrial plant located in the city of Santiago from Inmobiliaria Plantel Industrial Ltda. (“Plantel”) to be used in the Company’s operations. Additionally, in June of 2007, the Company leased another industrial facility from Plantel located in the city of Antofagasta. The lease agreements are for one year terms which are renewed automatically each year. In August of 2014, the terms of these lease agreement were renegotiated with Plantel to lower the monthly rental payments from an amount of ThUS$45 and ThUS$39 to ThUS$24 and ThUS$20 for the Santiago and Antofagasta buildings, respectively.

Future minimum rental payments required under the operating leases in excess of one year from December 31, 2014, are as follows:

2014
ThUS$
(Unaudited)
2015	528
2016 and thereafter	-
Total	528

Boytec Sondajes de México S.A.: The account receivable to Boytec Sondajes de México S.A. relates to a loan made in March of 2013 for ThUS$900. The loan matures on March 2015, and bear interest of 2.70% in the year 2013. As of December 31, 2014, the outstanding balance of these loans was ThUS$113 which is presented as current.

MDF S.A., Christensen Chile S.A. y Technosteel S.A.: The account payable to MDF S.A., Christensen Chile S.A. and Technosteel S.A, relates to purchases of raw materials and products used in production. The accounts payable are being paid within the normal business cycle of the Company, as with other suppliers or customers, and therefore do not bear any interest.

Terratec S.A.: During 2013, the Company purchased two machines from Terratec S.A. (“Terratec”) for total cash consideration of ThUS$937. As part of the transaction, the Company assumed a lease obligation as one of the drilling rigs was under a lease contract, and the rights to assume the contracts for drilling services at the mines in which the machines were previously being used. The purchase price was based on market value of similar machines. In addition, the Company assumed the obligations of three additional leases from Terratec during the year. The total initial value of the lease obligations assumed from all transactions with Terratec was ThUS$519. See Note 10 for the outstanding lease obligations as of December 31, 2014 and 2013.

Datawell S.A: The accounts payable with Datawell S.A. relate to payments for measurement and data reading services for certain mining exploration projects. The accounts payable are being paid within the normal business cycle of the Company, as with other suppliers or customers, and therefore do not bear any interest.

Note 9. Debt

Long Term Debt

Debt outstanding as of December 31, 2014 and 2013, whose carrying value approximates fair value, and are Level 2 financial instruments, is as follows:

Financial	Transaction	Currency	Rate	Short-term portion		Long-term		Maturity
Institution				2014	2013	2014	2013	date
				ThUS$	ThUS$	ThUS$	ThUS$
(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Banco Santander	Loan	Ch$	2,70%	113	450	-	113	Mar - 2015
				113	450	-	113

In August and September of 2013, the Company paid the three loans from Banco Security.

The purpose of the new loan with Banco Santander was to finance the purchase of a machinery from the related party Boytec Sondajes de México S.A.  The Company recorded an account receivable from Boytec Sondajes de México S.A. as of March 31, 2013 (See Note 8).

As of December 31, 2014, debt outstanding will mature by fiscal year as follows:

2014
ThUS$
(Unaudited)
2015	113
2016	-
Total	113

Note 10. Leases

Financial	Transaction	Currency	Monthly	Short-term portion		Long-term		Maturity
Institution			rate	2014	2013	2014	2013	date
				ThUS$	ThUS$	ThUS$	ThUS$
(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Banco Santander	Lease-back	CH$	0,55%	-	247	-	-	Oct - 2014
Banco BBVA	Lease-back	CH$	0,58%	-	196	-	-	Abr - 2014
Banco Chile	Lease-back	CH$	0,51%	-	198	-	-	Mar - 2014
Banco Itau	Lease-back	CH$	0,30%	-	283	-	-	Dec - 2014
Banco Santander	Lease	CH$	0,61%	-	15	-	-	Aug - 2014
Banco Santander	Lease	CH$	0,59%	-	93	-	-	Oct - 2014
Banco Santander	Lease	CH$	0,67%	-	40	-	-	Aug - 2014
Banco Security	Lease	UF	0,30%	79	166	-	87	Jun - 2014
Banco BBVA	Lease-back	CH$	0,45%	14	-	10	-	Jul - 2014
Banco BBVA	Lease-back	CH$	0,47%	88	-	54	-	Jul - 2014
Banco Chile	Lease-back	CH$	0,44%	59	-	116	-	Oct - 2014
Total				240	1.238	180	87

During the year ended December 31, 2013, the Company has entered into four lease contracts with banks, which are denominated in Ch$ (Chilean pesos) and UF (UF: is an inflation-indexed, Chilean peso-denominated monetary unit. The UF rate is set daily in advance based on the change in the Consumer Price Index in relation to the previous month as reported in the monthly publication of the Central Bank of Chile). These lease contracts were assumed from Terratec as discussed in Note 8.

These leases are payable in monthly installments throughout the years 2014 and 2015. The assets acquired are trucks perforators and machinery. As of December 31, 2014 and 2013 the obligations from the leases assumed from Terratec were ThUS$79 and ThUS$401, respectively.

During the year ended December 31, 2014, the Company has entered into three lease contracts with banks, which are denominated in Ch$ (Chilean pesos).  These lease contracts are payable in monthly installments throughout the years 2015, 2016 and 2017. The assets acquired were buses and machinery.

The detail of the years to maturity is as follows:

Years to maturity	2014
ThUS$
(unaudited)
2015	240
2016	126
2017	54
Total	420

Note 11. Income taxes

Income before income taxes is as follows:

	For the Years Ended December 31,
	2014	2013	2012
	ThUS$	ThUS$	ThUS$
	(unaudited)	(unaudited)
in thousands of U.S. dollars - ThUS$
Income before income taxes	(2.870)	(10.711)	9.924

The (expense) / benefit for incomes taxes consists of the following:

	For the Years Ended December 31,
	2014	2013	2012
	ThUS$	ThUS$	ThUS$
	(Unaudited)	(Unaudited)
in thousands of U.S. dollars - ThUS$
Current tax benefit (expense)	639	2.818	(1.499)
Deferred tax (expense) benefit	(1.469)	(1.112)	(627)
Total tax (expense) benefit	(830)	1.706	(2.126)

Deferred income tax assets and liabilities as of December 31, 2014 and 2013 are comprised of the following:

	Short term		Long-term
	December 31,		December 31,
	2014	2013	2014	2013
	ThUS$	ThUS$	ThUS$	ThUS$
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
in thousands of U.S. dollars - ThUS$
Deferred income tax assets:
Vacation accruals	487	505	-	-
Unearned income	36	49	-	-
Other provision	75	185	-	-
Inventory obsolescence	172	63	-	-
Deferred income tax assets	770	802	-	-
Deferred income tax liabilities:
Property, plant and equipment	652	-	2.129	1.706
Capital leases	436	-	1.285	1.318
Compensation package provision	-	-	52	93
Deferred income tax liabilities	1.088	-	3.466	3.117
Total net defered income tax assets (liabilities)	(318)	802	(3.466)	(3.117)

On July 31, 2010 Law 20,455 was enacted, in which the income tax rates for commercial years 2011 and 2012 by 20% and 18.5%, respectively, returning to 17% in 2013. Then,  on September 27, 2012, Law 20,630 was published which established a permanent change in the rate of income tax, which increases to 20%, effective for the business year 2012.

On September 29, 2014 the Tax Reform Act 20,780 (the “Act”) which aims to replace the system of taxation of income tax and introduces various settings in the Chilean tax system was published in the official gazette. The Act introduced a dual tax system beginning from 2017. The dual tax system classified entities into one of two systems depending on the type of entity. The two systems are the Attributed Income System and the Semi-Integrated System. The Company’s applicable tax system is the Semi-Integrated System.

Among other provisions that take effect beginning on October 1, 2014, the Act increased the First Category income tax rate to 21% from the previous rate of 20%. Furthermore, the Act provides gradual increases in the First Category income tax rate over several years, depending on the applicable system, as follows:

•	Commercial Year 2014: 21% rate
•	Commercial Year 2015: 22.5% rate
•	Commercial Year 2016: 24% rate
•	Commercial Year 2017: 25% rate for the Attributed Income System and 25.5% for the Semi-Integrated System
•	Commercial Year 2018: 25% rate for the Attributed Income System and 27% rate for Partially Integrated System

As a result of these changes in tax rates, the Company remeasured the deferred income tax assets and liabilities using the new rates, based on the Semi-Integrated System, in the years of the expected reversal of the book and tax differences. This remeasurement resulted in a tax expense of ThUS$793 for the year ended December 31, 2014.

A reconciliation of total income tax expense to statutory tax rate is as follows:

	For the year ended		For the year ended		For the year ended
	December 31, 2014		December 31, 2013		December 31, 2012
	Amount	Effective	Amount	Effective	Amount	Effective
	ThUS$	Rate	ThUS$	Rate	ThUS$	Rate
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
in thousands of U.S. dollars - ThUS$
Income tax at statutory tax rate	(603)	21,00%	(2.142)	20,00%	1.985	20,00%
Difference in tax expense resulting from:
Non deductible expenses	-	-	-	-	-	-
Permanent differences	-	-	-	-	-	-
Changes in tax rates	793	(27,63)%	-	-	-	-
Other	640	22,30%	436	(4,07)%	141	1,42%
Income tax expense (benefit)	830	(28,93)%	(1.706)	15,93%	2.126	21,42%

The Company is potentially subject to income tax audits in Chile until the applicable statute of limitations expires. Tax audits by their nature are often complex and can require several years to complete. The tax years subject to examination are 2009 through 2014.

Note 12. Stockholders’ equity

Common stock - As of December 31, 2014, common stock authorized, issued and outstanding consists of 3,600,000 no-par value shares.

Dividend distribution - As approved at the Ordinary Stockholders’ meeting, the Board of Directors agreed on January, March and June of 2014 to pay dividends of US$0.139, US$0.139, US$0.139, per share, respectively.  The total dividend distribution amounted to ThUS$1,500.

As approved at the Ordinary Stockholders’ meeting, the Board of Directors agreed on January, February, March, April, May, June, August, September, October, November  and December of 2013 to pay dividends of US$0.139, US$0.139, US$0.139, US$0.139, US$0.139, US$0.139, US$0.139, US$0.139, US$0.139, US$0.139 per share, respectively.  The total dividend distribution amounted to ThUS$5,500.

As approved at the Ordinary Stockholders’ meeting, the Board of Directors agreed on January, February, March, April, May, June, August, September, October, November  and December of 2012 to pay dividends of US$0.139, US$0.139, US$0.139, US$0.139,US$0.139, US$0.139, US$0.139, US$0.139, US$0.139, US$0.139 and US$0.138 per share, respectively.  The total dividend distribution amounted to ThUS$5,500.

Note 13. Guarantees

As of December 31, 2014, the Company has given letters of guarantee to customers for the fulfillment of contracts and proposals, amounting to ThUS$9,806. If such contracts are not fulfilled, the obligations could be triggered.

		Letter of	Issuance	Expiry
Bank issuer	Beneficiary	guarantee	date	date	Amount
		N°			ThUS$
(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
BBVA	Min. Escondida Ltda.	84693	07-11-13	07-11-15	482
Bco. Chile	Cia Minera Doña Ines de Collahuasi	44243	08-14-13	05-31-16	2.500
BBVA	Codelco Chile SA Div Chuquicamata	93636	11-27-13	03-13-15	148
Bco. Chile	Cia Minera Doña Ines de Collahuasi	45082	12-31-13	03-31-17	1.500
BBVA	Cia Minera Doña Ines de Collahuasi	102805	07-01-14	05-31-16	819
Security	Codelco Chile SA	419077	09-30-14	01-07-15	40
Security	Exploraciones Minera Andina S.A.	421341	10-17-14	02-28-15	133
Bco. Chile	Cia Minera Doña Ines de Collahuasi	354243-3	10-22-14	10-15-15	2.963
BBVA	Minera El Abra	103689	10-09-14	03-31-15	198
BBVA	Minera Los Pelambres	105072	11-20-14	03-01-16	860
Security	Soc. Contractual Minera El Toqui.	423761	11-05-14	01-03-15	0,50
BBVA	Exploraciones Minera Andina S.A.	105357	11-20-14	03-01-16	162
				Total	9.806

As of December 31, 2013, the Company has given letters of guarantee to customers for the fulfillment of contracts and proposals, amounting to ThUS$13,861. If such contracts are not fulfilled, the obligations could be triggered.

Bank issuer (Unaudited)	Beneficiary (Unaudited)	Letter of guarantee N° (Unaudited)	Issuance date (Unaudited)	Expiry date (Unaudited)	Amount ThUS$ (Unaudited)
Bco. Chile	Min. Escondida Ltda.	004088-0	08-14-12	01-30-14	73
Bco. Chile	Min. Escondida Ltda.	004087-2	08-14-12	02-28-14	73
Bco. Chile	Min. Escondida Ltda.	004086-4	08-14-12	03-21-14	73
Bco. Chile	Min. Escondida Ltda.	004085-6	08-14-12	04-30-14	73
Bco. Chile	Min. Escondida Ltda.	000000-0	08-14-12	05-30-14	73
Bco. Chile	Min. Escondida Ltda.	004080-6	08-14-12	06-30-14	73
Bco. Chile	Min. Escondida Ltda.	004079-1	08-14-12	07-30-14	73
Bco. Chile	Min. Escondida Ltda.	004078-3	08-14-12	09-01-14	73
Bco. Chile	Min. Escondida Ltda.	004095-3	08-14-12	09-30-14	73
Security	Minera Spence	309.232	09-14-11	01-15-14	1.408
Bco. Santander	Boytec Sondajes de México S.A. de C.	361.492	02-08-12	04-07-14	1.487
BBVA	Min. Escondida Ltda.	84.693	07-17-13	07-11-15	541
Security	Minera Carmen de Andacollo	371.906	07-15-13	09-15-14	342
Bco. Chile	Cia Minera Doña Ines de Collahuasi	44.242	08-14-13	03-31-14	1.500
Bco. Chile	Cia Minera Doña Ines de Collahuasi	44.243	08-14-13	05-31-16	2.500
Bco. Chile	Min. Escondida Ltda.	354180-1	10-23-13	10-15-14	3.322
Bco. Chile	Cia Minera Doña Ines de Collahuasi	45.082	12-31-13	03-31-17	1.500
Security	Energia Andina S.A.	383.613	10-25-13	10-25-14	150
Bco. Bice	Min. Escondida Ltda.	173.707	08-05-13	03-31-14	19
Bco. Bice	Codelco Chile SA	169.472	04-30-13	05-15-14	154
BBVA	Exploraciones Minera Andina S.A.	83.296	11-19-13	08-31-14	115
BBVA	Codelco Chile SA Div Chuquicamata	93.636	11-27-13	03-13-15	166
				Total	13.861

Note 14. Contingencies and commitments

The Company is not involved in any material contingencies and commitments as of December 31, 2014 and 2013.

Note 15. Subsequent events

Between January 1, 2015 and March 30, 2015, the date these financial statements were available to be issued, no subsequent events occurred that could materially affect the financial results of the Company.

* * * * * *